Exhibit 10.18

GENERAL MILLS, INC.

PERFORMANCE SHARE UNIT AWARD

AGREEMENT

THIS AWARD dated as of             is made by General Mills, Inc. (the “Company”), and granted to the person named above (the “Participant” or also referred to as “I”, “you”, or “my”). This Award is made under Section 9 of the General Mills, Inc. 2017 Stock Compensation Plan (the “Plan”), and is subject to the terms and conditions contained in the Plan document, and this Award document.

1.	The Company grants to the Participant, and the Participant accepts from the Company, the following Performance Share Unit Award.

Target Number of Performance Share Units:

Performance Period:

Expiration Date of Restricted Period:

Each Performance Share Unit represents the right to receive one share of the Company’s Common Stock, subject to the terms and conditions set forth herein and as provided under the terms of the Plan document. The number of Performance Share Units earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement against the Performance Measures and conditions in accordance with Attachment A. The number of shares of the Company’s Common Stock the Participant is paid is dependent on the number of Performance Share Units earned and satisfactory completion of the service requirements described herein. Whether, and the extent to which Performance Measures have been satisfied at the end of the Performance Period shall be certified by the Compensation Committee before any payment is made, and all such determinations shall be made by the Compensation Committee in its sole discretion. For each Performance Share Unit earned and vested, if any, at the Expiration Date of the Restricted Period, one share of the Company’s Common Stock shall be issued to the Participant on the Expiration Date of the Restricted Period.

2.	This Award is made upon the condition that it not be sold, exchanged, assigned, transferred, pledged, or otherwise disposed of during the Restricted Period unless otherwise provided in the Plan or this document. Any rights or provisions granted hereunder shall become satisfied in full and extinguished upon the settlement of the Award at the expiration of the Restricted Period (whether vesting is full or partial), or the Award’s forfeiture (whether full or partial), whichever is earliest, and as provided under the terms of the Plan and this document.

3.	This Award is not taken into account for purposes of calculating “earnable compensation” for any of the Company’s retirement plans, any severance payments, bonuses, or similar payments.

4.	The Company may take such actions as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. The Participant hereby consents to such withholding and/or other collection from the shares subject to this Award or any other compensation.

5.	The Participant acknowledges that the Performance Share Units awarded hereunder are subject to full or partial forfeiture if the achievement of minimum threshold Performance Measures is not satisfied, certain other Performance Measures is not satisfied, or if the Participant’s employment by the Company terminates under certain circumstances before the Expiration Date of the Restricted Period, as herein provided.

(a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either

(i)	resignation, or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices,

then this Award shall be cancelled and forfeited in its entirety.

(b)	Involuntary Termination. If the Participant’s employment by the Company terminates involuntarily at the initiation of the Company for any reason other than specified in Plan Section 11, or (a), (d) or (e) herein, and upon the execution (without revoking) of an effective general legal release and such other documents as are satisfactory to the Company, the following rules shall apply:

(i)	In the event that, at the time of such involuntary termination (last day of active employment), the sum of the Participant’s age and years of service with the Company equals or exceeds 70, then if such involuntary termination occurs before the end of the Company’s fiscal year within which this Award was granted, it shall vest in a pro-rata amount based on actual employment completed during said fiscal year. But if such involuntary termination occurs after the end of the fiscal year in which it is awarded, then it shall vest fully. In either case, vested Units shall be paid on the Expiration Date of the Restricted Period, with a value, if any, that otherwise would be earned under the applicable performance goals established under the Attachment based on actual performance.

(ii)	In the event that, at the time of such involuntary termination (last day of active employment), the sum of the Participant’s age and years of service with the Company is less than 70, this Award shall be payable on the Expiration Date of the Restricted Period with a value, if any, that otherwise would be earned under the applicable performance goals established under the Attachment based on actual performance; and shall vest at the Expiration Date of the Restricted Period in a pro-rata amount based on actual employment completed during the Performance Period through the date of termination. All other Performance Share Units shall be forfeited as of the date of termination.

(c)	Death. If a Participant dies while employed by the Company during the Performance Period, this Award shall fully vest and shall be considered to be earned in full “at target” as if the applicable performance goals have been achieved, and paid on the first day of the month following death to the designated beneficiary or beneficiaries.

(d)	Retirement. If the termination of employment is due to a Participant’s retirement on or after age 55 and completion of at least five years of Company service, then if such retirement occurs before the end of the Company’s fiscal year within which this Award was granted, it shall vest in a pro-rata amount based on actual employment completed during said fiscal year. But if such retirement occurs after the end of the fiscal year in which it is awarded, then it shall vest fully. In either case, vested Units shall be paid on the Expiration Date of the Restricted Period, with a value, if any, that otherwise would be earned under the applicable performance goals established in the Attachment based on actual performance. Notwithstanding the above, the terms of this paragraph (d) shall not apply to a Participant who, prior to a Change of Control, is terminated for cause as described in (a)(ii); said Participant shall be treated as provided in paragraph (a).

(e)

Spin-offs and Other Divestitures. If the termination of employment is due to the divestiture, cessation, transfer, or spin-off of a line of business or other activity of the Company, the Committee, in its sole discretion, shall determine the conversion, vesting, or other treatment of this Award. Such treatment shall be consistent with Code Section 409A, and in particular will take into account whether a separation from service has occurred within the meaning of Code Section 409A.

6.	The Participant agrees to cooperate with the Company in any way needed in order to comply with, or fulfill the terms of the Plan and this Award. As a term and condition of this Award, Participant agrees to the following terms:

(a)	I agree to use General Mills Confidential Information only as needed in the performance of my duties, to hold and protect such information as confidential to the Company, and not to engage in any unauthorized use or disclosure of such information for so long as such information qualifies as Confidential Information. I agree that after my employment with the Company terminates for any reason, including “retirement” as that term is used in the Plan, I will not use or disclose, directly or indirectly, Company Confidential Information for any purpose, unless I get the prior written consent from the Company to do so.

This document does not prevent me from filing a complaint with a government agency (including the Securities and Exchange Commission, Department of Justice, Equal Employment Opportunity Commission and others) or from participating in an agency proceeding. This document also does not prevent me from providing an agency with information, including this document, unless such information is legally protected from disclosure to third parties. I do not need prior company authorization to take these actions, nor must I notify the company I have done so.

Also, as provided in 18 U.S.C. 1833(b), I cannot be held criminally or civilly liable under any federal or state trade secret law for making a trade secret disclosure: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

General Mills Confidential Information means any non-public information I create, receive, use or observe in the performance of my job at General Mills. Examples of Confidential Information include marketing, merchandising, business plans, business methods, pricing, purchasing, licensing, contracts, employee, supplier or customer information, financial data, technological developments, manufacturing processes and specifications, product formulas, ingredient specifications, software code, and all other proprietary information which is not publicly available to others.

Prior to leaving the Company, I agree to return all materials in my possession containing Confidential Information, as well as all other documents and other tangible items provided to me by General Mills, or developed by me in connection with my employment with the Company.

(b)	I agree that for one year after I leave the Company, including retiring from the Company, I will not work on any product, brand category, process, or service: (i) on which I worked, or about which I had access to Confidential Information, in the year immediately preceding my termination (including retirement) from General Mills, and (ii) which competes with General Mills products, brand categories, processes, or related services.

(c)	I agree that for one year after I leave General Mills, including retiring from the Company, I will refrain from directly or indirectly soliciting Company employees for the purpose of hiring them or inducing them to leave their employment with the Company.

A breach of the obligations set forth in this paragraph may result in the rescission of the Award, termination and forfeiture of any unvested Units, and/or required payment to the Company of all or a portion of any monetary gains acquired by Participant as a result of the Award, unless the Award vested and was settled more than four (4) years prior to the breach. The foregoing remedies are in addition to, and not in lieu of injunctive relief and/or any other legal or equitable remedies available under applicable law.

7.	If there is a Change of Control prior to the vesting of the Award, the otherwise applicable terms of the Plan shall control.

8.	The Participant acknowledges that he/she has reviewed a copy of the Plan’s Prospectus, including a copy of the Plan itself.

9.	Any dividends or other distributions declared payable on the Company’s Common Stock on or after the date of this Award until the Award is settled and/or forfeited shall be credited notionally to Participant in an amount equal to such declared dividends or other distributions on an equivalent number of shares of the Company’s Common Stock earned and vested under this Award after completion of the Performance Period and Restricted Period (“Dividend Equivalents”). Dividend Equivalents so credited shall be paid if, and only to the extent, the underlying Performance Share Units to which they relate become unrestricted and vest, as provided under the terms of the Plan and this document. Dividend Equivalents credited in respect to Performance Share Units that are forfeited, are correspondingly forfeited. No interest or other earnings shall be credited on Dividend Equivalents. Vested Dividend Equivalents shall be paid in cash at the same time as the issuance of the shares of Common Stock underlying the Performance Share Units to which they relate.

10.	This Award is specifically made subject to the Company’s Executive Compensation Clawback Policy.

11.	Any dispute regarding the interpretation of this document or the terms of the Plan shall be submitted to the Compensation Committee or its delegate who shall have the discretionary authority to construe the terms of this document, the Plan terms, and all documents ancillary to this Award. The decisions of the Compensation Committee or its delegate shall be final and binding, and any reviewing court of law or other party shall defer to its decision, overruling if, and only if, it is arbitrary and capricious. In no way is it intended that this review standard subject the Award to the Employee Retirement Income Security Act. This document will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

12.	This Award document will continue in effect despite any changes in terms and conditions of Participant’s employment. This Award document’s restrictions are severable, and in the event a court determines the obligations and restrictions set forth in this Award document cannot be enforced as written, the court will enforce the restrictions to lesser extent as allowed by law, and/or reform the restriction to make it enforceable to protect General Mills’s business interests. If any provision contained in this Award document is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions shall remain in full force and effect.

A copy of the Plan and the Prospectus to the General Mills, Inc. 2017 Stock Compensation Plan is available on the G&Me by searching “2017 Stock Compensation Plan”. A copy of the Company’s latest Annual Report on Form 10-K is also available on the Company’s website at www.generalmills.com under Investor Information/Annual Reports.

GENERAL MILLS, INC.